Exhibit 99.1

Contact:    Gary Levine
Chief Financial Officer
CSP Inc.
Tel: 978.954.5040
Fax: 978.455.3251

CSPi Reports Third-Quarter Fiscal 2017 Financial Results

Lowell, MA, August 14, 2017 - CSP Inc. (NASDAQ: CSPI), a provider of advanced security products and security services, as well as IT technology managed services for diverse applications, today reported financial results for the third quarter of fiscal 2017 ended June 30, 2017.

The Company also announced that its board of directors has voted to pay its quarterly dividend of $0.11 per share to shareholders of record August 21, 2017 payable September 5, 2017.

Management Comments
“We had a solid third quarter as we executed on our growth strategy across our High Performance Products (HPP) and Technology Solutions (TS) divisions,” said Chief Executive Officer Victor Dellovo. “Our cross-selling efforts are gaining traction, our managed services pipeline is growing, and we are advancing the development of our HPP products to capitalize on the rapidly growing security space. From a financial perspective, third-quarter sales were up 13% year over year, primarily due to strong demand at our U.S. business in the TS division, while our bottom line was negatively affected by a greater mix of higher margin products in Q3 last year.

“In HPP, we launched an enhancement to our Myricom nVoy Series solution that enables the automatic detection of a data breach to critical databases or file stores. The newly announced Myricom nVoy AIR application automatically provides security teams with indisputable breach evidence at the earliest and most critical stages of incident response, meaning that investigative activities can typically be wrapped up within hours of total duration instead of the weeks that is normal today. We are partnering with established security leaders to create integrated cost-effective solutions that automate breach detection. Our first such solution is an integration between Myricom nVoy AIR application and Cisco FirePOWER firewall and network IPS products. We are confident in our efforts to reposition HPP as a security solution provider with actions taking place in engineering, marketing and sales. We received royalty revenues from two and a half E-2D planes in the third quarter, and our expectation is to receive royalties from two additional planes in the fourth quarter.

“In TS, there was a revenue increase mostly driven by strong product sales and several new contract wins in the U.S. We are continuing to hire engineers in the U.S. to support future growth. The U.K. performed well during the quarter, while Germany reported a loss as a result of shipments of several large orders for which it will not record associated revenue until the fourth quarter. We expect a strong fourth quarter in both regions as customer sales continue to ramp up.

“Looking forward, we are expecting solid performance in the fourth quarter given our backlog in both divisions. Longer term, we are making great progress against our strategic initiatives and are positioning CSP to capitalize on many growth opportunities,” concluded Dellovo.

Exhibit 99.1

Financial Results
For the third quarter of fiscal 2017, revenue was $30.5 million compared with $26.9 million in the third quarter a year ago.

Gross margin for the third quarter of fiscal 2017 decreased to 22.3% from 26.8% for the prior-year period due to product mix.

Net income for the third quarter of fiscal 2017 was $695,000, or $0.17 per diluted share, compared with net income of $1.3 million, or $0.32 per diluted share, in the third quarter of fiscal 2016.
Cash and short-term investments increased to $16.0 million at the end of the third quarter of fiscal 2017 from $13.1 million at year end as a result of changes in working capital.
Conference Call Details
CSPi Chief Executive Officer Victor Dellovo and Chief Financial Officer Gary W. Levine will host a conference call at 10:00 a.m. (ET) today to review CSPi’s financial results and provide a business update. To listen to a live webcast of the call, please visit the “Investor Relations” section of the company’s website at www.cspi.com. Individuals may also listen to the call via telephone, by dialing 888-632-3382 or 785-424-1677. For interested parties unable to participate in the live call, an archived version of the webcast will be available for approximately one year on CSPi’s website.
About CSP Inc.
CSPi (NASDAQ: CSPI) maintains two distinct and dynamic divisions - High Performance Products and Technology Solutions - with a shared vision for technology excellence. CSPi’s High Performance Products division offers extreme-performance Ethernet products for diverse applications, including cybersecurity, financial trading, content creation/distribution, storage networking applications, as well computer signal processing systems. CSPi’s Technology Solutions division provides innovative technology solutions for network solutions, wireless & mobility, unified communications & collaboration, data center solutions, advanced security, along with professional and managed services across those technology focus areas. CSPi Technology Solutions works with the world’s leading IT software and infrastructure companies to create solutions for the unique IT requirements of its customers. For more information, please visit www.cspi.com.

Safe Harbor
The Company wishes to take advantage of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995 with respect to statements that may be deemed to be forward-looking under the Act. Such forward-looking statements may include, but are not limited to, those related to receiving royalties from two additional planes in the fourth quarter and we are expecting solid performance in the fourth quarter given our backlog in both divisions.
The Company cautions that numerous factors could cause actual results to differ materially from forward-looking statements made by the Company. Such risks include general economic conditions, market factors, competitive factors and pricing pressures, and others described in the Company's filings with the SEC. Please refer to the section on forward-looking statements included in the Company's filings with the Securities and Exchange Commission.

Exhibit 99.1

CSP INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	June 30, 2017	September 30, 2016
Assets
Current assets:
Cash and short-term investments	$16,001	$13,103
Accounts receivable, net	21,139	19,564
Inventories	9,136	5,580
Deferred costs	2,215	635
Other current assets	2,654	2,917
Total current assets	51,145	41,799
Property, equipment and improvements, net	1,547	1,680
Other assets	5,415	5,228
Total assets	$58,107	$48,707

Liabilities and Shareholders’ Equity
Current liabilities	$26,527	$17,383
Pension and retirement plans	13,605	13,441
Non-current liabilities	28	228
Shareholders’ equity	17,947	17,655
Total liabilities and shareholders’ equity	$58,107	$48,707

Exhibit 99.1

CSP INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share data)

	Three months ended,		Nine months ended,
	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Sales:
Product	$23,512	$20,345	$56,834	$58,320
Services	7,020	6,567	18,930	19,407
Total sales	30,532	26,912	75,764	77,727

Cost of Sales:
Product	19,934	16,460	48,037	47,750
Services	3,797	3,247	10,779	11,249
Total cost of sales	23,731	19,707	58,816	58,999

Gross profit	6,801	7,205	16,948	18,728

Operating expenses:
Engineering and development	578	779	1,747	2,368
Selling, general & administrative	5,163	4,573	13,621	13,286
Total operating expenses	5,741	5,352	15,368	15,654

Operating income	1,060	1,853	1,580	3,074

Other income (expense), net	(27)	(76)	34	(165)

Income before income taxes	1,033	1,777	1,614	2,909
Income tax expense	338	520	533	866

Net income	$695	$1,257	$1,081	$2,043

Net income attributable to common stockholders	$664	$1,198	$1,035	$1,959

Income per share - basic	$0.18	$0.33	$0.28	$0.54
Weighted average shares outstanding - basic	3,744	3,618	3,713	3,599

Income per share - diluted	$0.17	$0.32	$0.27	$0.52
Weighted average shares outstanding - diluted	3,819	3,743	3,811	3,733